SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Tianyin Pharmaceutical Co., Inc.
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

11th Floor, South Tower, Jinjiang Times Garden, 107 Jin Li Road West, Chengdu, P. R. China	610072
(Address of Principal Executive Offices)	(Zip Code)

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.   X

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.   ☐

Securities Act registration statement file number to which this form relates: 333-149261

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered

Tianyin Pharmaceutical Co., Inc. Common Stock	American Stock Exchange Stock symbol “TPI”

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of Class)

Item 1.      Description of the Registrant’s Securities to be Registered.

We are authorized to issue up to 50,000,000 shares of Common Stock, par value US$.001 per share, of which 14,587,200 are currently issued and outstanding. Each outstanding share of Common Stock entitles the holder thereof to one vote per share on matters submitted to a vote of shareholders.  Stockholders do not have preemptive rights to purchase shares in any future issuance of our Common Stock. The holders of shares of our Common Stock are entitled to dividends out of funds legally available when and as declared by our board of directors. Our board of directors has never declared a dividend. Should we decide in the future to pay dividends, it will be at the discretion of the Board of Directors and will be dependent upon then existing conditions, including the company’s financial condition and the results of operations, capital requirements, contractual restrictions, business prospects, and other factors that the Board of Directors considers relevant.  Each share shall be entitled to the same dividend.  In the event of our liquidation, dissolution or winding up, holders of our Common Stock are entitled to receive, ratably, the net assets available to stockholders after payment of all creditors.

All of the issued and outstanding shares of our Common Stock are duly authorized, validly issued, fully paid and non-assessable. To the extent that additional shares of our Common Stock are issued, the relative interests of existing stockholders will be diluted.

We are also authorized to issue up to 10,000,000 shares of Series A Convertible Preferred Stock, $.001 par value per share.  As of September 29, 2008, there are 8,893,750 shares of Series A Convertible Preferred Stock outstanding.  The Series A Convertible Preferred Stock ranks senior and in preference to our common stock and therefore, in the case of liquidation and distributions, the Series A Convertible Preferred Stock shall be paid prior to and in preference of the common stock.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Tianyin Pharmaceutical Co., Inc. (Registrant)

Date:	September 30, 2008	By:	/s/ Dr. Guoqing Jiang
			Name:	Dr. Guoqing Jiang
			Title:	CEO